Exhibit 99.1

Investor Contact: Frances Rathke

Tel: (802) 882-2300

Green Mountain Coffee Roasters, Inc. Reports Strong Sales and Earnings

Growth for Fiscal 2010 First Quarter

– Outstanding Performance Driven by Success of Keurig® Single-Cup Brewing System –

– Company Raises Estimates for Future Sales and Earnings Growth –

WATERBURY, VT (January 27, 2010) – Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal 2010 first quarter results for the thirteen weeks ended December 26, 2009, reporting strong growth.

Net sales for the first quarter of fiscal 2010 were up 77% to $349.4 million as compared to $197.0 million reported in the first quarter of fiscal 2009.

GAAP (Generally Accepted Accounting Principles) and non-GAAP net income for the first quarter of fiscal 2010 totaled $12.5 million or $0.27 per fully diluted share. This compares to GAAP net income of $14.4 million or $0.37 per fully diluted share in the first quarter of fiscal 2009 including the favorable impact of a pre-tax $17 million or $0.27 per fully diluted share patent litigation settlement. Excluding the favorable impact of the patent settlement in 2009, the first quarter of fiscal 2010 GAAP and non-GAAP fully diluted earnings per share of $0.27 represents a 163% increase over non-GAAP fully diluted earnings per share of $0.10 per share in fiscal 2009.

In the first quarter of fiscal 2010, the Company incurred approximately $5.0 million of transaction expenses related to the Timothy’s Coffees of the World, Inc. (“Timothy’s”) acquisition, which was completed on November 13, 2009, and the pending Diedrich Coffee, Inc. (“Diedrich”) acquisition. Under the new Financial Accounting Standards Board pronouncement on business combinations, effective starting in fiscal 2010 for the Company, acquisition-related transaction expenses are required to be expensed rather than capitalized. In addition, with respect to the Timothy’s acquisition which closed on November 13, 2009, a portion of these transaction expenses were treated for tax purposes as part of the cost of acquisition and were, therefore, not tax deductible. This resulted in a higher first quarter of fiscal 2010 effective tax rate of 43.0%—higher than the Company’s overall fiscal 2010 effective tax rate of approximately 39.7%.

During fiscal 2010’s first quarter, 650 million K-Cup® portion packs were shipped system-wide by all Keurig licensed roasters, up 82% over the year-ago quarter. Supporting continued growth in K-Cup demand, there were 1,466,000 Keurig brewers shipped during the first quarter of fiscal 2010 compared to 711,000 shipped during the first quarter of fiscal 2009.

Lawrence J. Blanford, President and CEO, said, “Building on our excellent fiscal 2009 performance, it is exciting to be off to an outstanding start for fiscal 2010. Our Company continues to deliver superb financial results that demonstrate the resiliency and transformative nature of our unique business model. The Keurig Single-Cup Brewing System and our growing family of brands and K-Cup portion pack products are changing the way consumers in North America prepare and enjoy their coffee and other beverages. Due to our strong first quarter financial results, we are raising our expectations for fiscal 2010 EPS from prior estimates of $1.85 to $1.95 per fully diluted share to a range of $1.95 to $2.05 per fully diluted share excluding any one-time acquisition-related transaction expenses for the pending Diedrich acquisition above the amount incurred in the first quarter of fiscal 2010.”

Blanford continued, “Our Company’s success relies on our employees’ thoughtful execution of initiatives that enable sustainable growth. Recent initiatives include the acquisition of the Timothy’s wholesale business and brand headquartered in Toronto in November 2009; the start-up of new higher speed packaging lines in Tennessee and Vermont; the addition of roasting and new packaging lines in our Sumner, Washington facility; and the roll-out of our Donut House Collection™ of coffees in K-Cup portion packs.”

Blanford concluded, “Looking forward, we are committed to continuing to represent the best of business in terms of our growth and profitability and our ability to make a positive difference in the world.”

Fiscal 2010 First Quarter Financial Review

Net Sales

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The two primary drivers of the 77%, or $152.4 million, increase in the Company’s net sales for the first quarter of fiscal 2010 were the 101%, or $86.0 million, increase in total K-Cup net sales and the 86.5%, or $56.7 million, increase in Keurig brewer and accessories sales. Approximately 87% of consolidated sales this past quarter were from the Keurig Brewing System and its recurring K-Cup portion pack revenue.

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For the Keurig business unit, net sales for the first quarter of fiscal 2010, after the elimination of inter-company sales, were $217.8 million, up 106% from net sales of $105.6 million in the first quarter of fiscal 2009. The Keurig segment net sales increase over the prior year quarter was due to strong At Home brewer and accessories sales plus a 158% increase in K-Cup sales to retailers and to consumers from Keurig.com. Additionally, royalty income from the sale of K-Cups from third party licensed roasters increased $2 million over the prior year quarter and totaled $11.0 million.

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For the Specialty Coffee business unit (“SCBU”) net sales for the first fiscal 2010 grew 44% to $131.6 million, after the elimination of inter-company sales, as compared to $91.3 million reported in the first quarter of fiscal 2009. Dollar net sales growth was strongest in channels that benefit from sales of K-Cup portion packs including supermarkets, consumer direct and away from home coffee channels. Net sales related to the Timothy’s brand, which are included in the Company’s results for the first time, represented approximately 8 percentage points of the 44% increase in SCBU’s net sales, and 4 percentage points of the 77% increase in GMCR’s total company sales. Fair Trade Certified™ coffees represented approximately 30% percent of coffee pounds shipped this quarter.

Costs, Margins and Income

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Gross profit increased to 29.1% of total net sales compared to 27.1% for the corresponding quarter last year. This improved gross profit margin was due to improved SCBU gross margin driven by manufacturing efficiencies combined with the higher manufacturing gross margin due to the increase in volume of SCBU manufactured K-Cups as a percentage of total system volume. Slightly offsetting this gross profit margin improvement was the significant increase in sales of Keurig At Home Single-Cup brewers, which were sold at approximately cost, as part of the Company’s strategy to drive demand for its K-Cup portion packs by increasing the installed base of Keurig brewers.

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Selling, general and administrative expenses (SG&A) improved as a percentage of net sales to 22.5% from 23.0% in the prior year. This improvement was primarily the result of leveraging selling and organizational resources on a higher sales base. General and administrative expenses included the $5.0 million acquisition-related expenses mentioned above as well as the amortization of identifiable intangibles of $2.1 million due to the Company’s acquisitions.

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Excluding the impact of the pre-tax $17 million patent litigation settlement recorded in the first quarter of fiscal 2009, the Company increased its operating income by 190% to $23.1 million in the first quarter of fiscal 2010, as compared to $8.0 million in the first quarter of fiscal 2009. Operating margins significantly improved as a percentage of net sales to 6.6% from 4.0% in the prior year period.

•	Interest expense was $1.0 million and $1.4 million in the first quarter of fiscal 2010 and fiscal 2009, respectively.

•

Income before taxes for the first quarter of fiscal 2010 increased 236% to $21.9 million as compared to $6.5 million in the first quarter of fiscal 2009 excluding the pre-tax $17 million patent litigation settlement.

•	The Company’s tax rate was 43.0% as compared to 38.9% in the prior year quarter. The increase was due to a portion of the acquisition-related expenses not being deductible for tax purposes.

•

GAAP and non-GAAP net income for the first quarter of fiscal 2010 was $12.5 million as compared to GAAP net income of $14.4 million and non-GAAP net income of $4.0 million in the corresponding quarter last year. Note that first quarter fiscal 2009 GAAP results included the favorable impact of a pre-tax $17 million patent litigation settlement.

•	The Timothy’s acquisition was slightly accretive to the first quarter of fiscal 2010 earnings per share excluding the one-time acquisition-related expenses.

Balance Sheet Highlights

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Cash and short-term cash investments were $123.6 million at December 26, 2009, down from $292.1 million at September 26, 2009, primarily due to the cash acquisition of Timothy’s for approximately $157 million, in U.S. dollars, subject to adjustment.

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Accounts receivable increased 100% year-over-year to $140.9 million at December 26, 2009, from $70.3 million at December 27, 2008, as a result of continuing strong sales during the first quarter of fiscal 2010 and due to acquiring Timothy’s business in November 2009.

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Inventories decreased as planned to $124.1 million at December 26, 2009, from $137.3 million at September 26, 2009, reflecting strong holiday sales of At Home Single-Cup Keurig brewers and K-Cups. Inventories increased 86% year-over-year from $66.8 million at December 27, 2008, as part of the Company’s effort to ensure sufficient inventories of brewers and K-Cups for the second quarter of fiscal 2010 to meet consumer demand.

Business Outlook and Other Forward-Looking Information

Revised Certain Company Estimates for Fiscal Year 2010:

•	Total consolidated net sales growth of 57% to 62%, up from prior estimates of 55% to 60%.

•	Total K-Cup portion packs shipped system-wide by all Keurig licensed roasters to increase in the range of 73% to 78%, up from prior estimates of 68% to 73%.

•

An operating margin in the range of 11.8% to 12.5% excluding any one-time acquisition-related transaction expenses for the pending Diedrich acquisition above the amount incurred in the first quarter of fiscal 2010, up from prior estimates of 11.5% to 12.0%.

•	Interest expense of $4.0 million to $5.0 million

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A tax rate of 40.1% as compared to 38.2% in fiscal 2009 excluding the tax impact of any one-time acquisition-related transaction expenses for the pending Diedrich acquisition above the amount incurred in the first quarter of fiscal 2010.

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Fully diluted GAAP earnings per share in the range of $1.95 to $2.05 per share, up from prior estimates of $1.85 to $1.95 per share. The fully diluted GAAP earnings per share estimates include $11 million pre-tax or $0.15 per diluted share non-cash amortization expenses related to the identifiable intangibles of the Company’s acquisitions and exclude any one-time acquisition-related transaction expenses for the pending Diedrich acquisition above the amount incurred in the first quarter of fiscal 2010.

Company Estimates Relating to Balance Sheet and Cash Flow for Fiscal Year 2010:

•	Capital expenditures for fiscal 2010 in the range of $95 to $115 million.

•	Depreciation and amortization expenses in the range of $44 to $48 million including $11 million for amortization of identifiable intangibles.

First Issue of Company Estimates for Second Quarter Fiscal Year 2010:

•	Total consolidated net sales growth of 64% to 69%.

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An operating margin in the range of 14.0% to 14.7% excluding any one-time acquisition-related transaction expenses for the pending Diedrich acquisition above the amount incurred in the first quarter of fiscal 2010.

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Fully diluted GAAP earnings per share in the range of $0.56 to $0.61 per share. The fully diluted GAAP earnings per share estimates include $2.3 million pre-tax or $0.03 per diluted share non-cash amortization expenses related to the identifiable intangibles of the Company’s acquisitions and exclude any one-time acquisition-related transaction expenses for the pending Diedrich acquisition above the amount incurred in the first quarter of fiscal 2010. This compares to the prior year fully diluted GAAP earnings per share of $0.33 per share.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006, the acquisition of Tully’s wholesale business and brands completed on March 27, 2009, the one-time operating income related to the settlement of the Company’s Kraft litigation, and the acquisition of Timothy’s completed on November 13, 2009. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

Green Mountain Coffee Roasters, Inc. will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today at 5:00 PM ET and will be available, with accompanying slides, via live webcast on the Company’s website at www.GMCR.com. The Company archives the latest conference call on the Investor Relations section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, Passcode 2020624 from 9:00 PM ET on January 27th through 9:00 PM ET on Monday, February 1, 2010.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

About Green Mountain Coffee Roasters, Inc.

As a leader in the specialty coffee industry, Green Mountain Coffee Roasters, Inc. is recognized for its award-winning coffees, innovative brewing technology, and socially responsible business practices. GMCR’s operations are managed through two business units. The Specialty Coffee business unit produces coffee, tea and hot cocoa from its family of brands, including Tully’s Coffee®, Green Mountain Coffee®, Newman’s Own® Organics coffee and Timothy’s World Coffee®. The Keurig business unit is a pioneer and leading manufacturer of gourmet single-cup brewing systems. K-Cup® portion packs for Keurig® Single-Cup Brewers are produced by a variety of licensed roasters, including Green Mountain Coffee, Tully’s Coffee and Timothy’s. GMCR

supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in Fair Trade Certified™ coffee, and donating at least five percent of its pre-tax profits to social and environmental projects. Visit www.gmcr.com for more information.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating Tully’s and Timothy’s wholesale operations and capacity into its Specialty Coffee business unit, the Company’s success in introducing new product offerings, the ability of lenders to honor their commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the successful completion of the acquisition of Diedrich Coffee, Inc. and subsequent integration, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Additional Information

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Diedrich common stock referenced in this press release has been made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which GMCR and Pebbles Acquisition Sub, Inc., a wholly owned subsidiary of GMCR, filed with the SEC and first mailed to Diedrich stockholders on December 11, 2009. Security holders of Diedrich are advised to read the Tender Offer Statement, because it contains important information about the tender offer. Investors and security holders of Diedrich also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by GMCR with the SEC on the SEC’s website at http://www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be obtained from GMCR by written request to: Green Mountain Coffee Roasters, Inc., Attention: General Counsel, 33 Coffee Lane, Waterbury, Vermont 05676.

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Operations

(Dollars in thousands except per share data)

	Thirteen weeks ended December 26, 2009	Thirteen weeks ended December 27, 2008
Net sales	$349,363	$196,980

Cost of sales	247,538	143,630

Gross profit	101,825	53,350

Selling and operating expenses	55,579	36,181
General and administrative expenses	23,172	9,211
Patent litigation settlement	—	(17,000)

Operating income	23,074	24,958

Other income (expense)	(111)	(43)
Interest expense	(1,048)	(1,382)

Income before income taxes	21,915	23,533

Income tax expense	(9,421)	(9,149)

Net income	$12,494	$14,384

Basic income per share:
Weighted average shares outstanding	43,656,431	36,679,358
Net income	$0.29	$0.39

Diluted income per share:
Weighted average shares outstanding	45,828,777	38,628,155
Net income	$0.27	$0.37

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Balance Sheets

(Dollars in thousands)

	December 26. 2009	September 26, 2009
Assets
Current assets:
Cash and cash equivalents	$73,192	$241,811
Restricted cash and cash equivalents	400	280
Short-term investments	50,000	50,000
Receivables, less allowances of $9,740 and $4,792 at December 26, 2009, and September 26, 2009, respectively	140,899	91,559
Inventories	124,083	137,294
Other current assets	16,663	6,706
Deferred income taxes, net	9,983	10,151

Total current assets	415,220	537,801

Fixed assets, net	157,318	135,981
Intangibles, net	132,636	36,478
Goodwill	169,429	99,600
Income tax receivable	5,055	—
Other long-term assets	3,835	3,979

Total assets	$883,493	$813,839

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,064	$5,030
Accounts payable	84,316	76,961
Accrued compensation costs	12,473	17,264
Accrued expenses	34,105	18,570
Income tax payable	13,137	2,971
Other short-term liabilities	2,844	3,257

Total current liabilities	151,940	124,053

Long-term debt	71,907	73,013

Deferred income taxes, net	53,192	26,599

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 60,000,000 shares; Issued – 43,679,665 and 43,603,684 shares at December 26, 2009, and September 26, 2009, respectively	4,368	4,360

Additional paid-in capital	454,078	450,596
Retained earnings	149,656	137,162
Accumulated other comprehensive loss	(1,574)	(1,870)
ESOP unallocated shares, at cost – 12,687 shares at December 26, 2009, and September 26, 2009	(74)	(74)

Total stockholders’ equity	606,454	590,174

Total liabilities and stockholders’ equity	$883,493	$813,839

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Cash Flows

(Dollars in thousands)

	Thirteen weeks ended December 26 2009	Thirteen weeks ended December 27, 2008
Cash flows from operating activities:
Net income	$12,494	$14,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,853	4,158
Amortization of intangibles	2,143	1,203
Loss on disposal of fixed assets	34	23
Provision for doubtful accounts	298	211
Loss on futures derivatives	38	10
Tax benefit (expense) from exercise of non-qualified options and disqualified dispositions of incentive stock options	5	(25)
Excess tax benefits from equity-based compensation plans	(1,124)	(2,874)
Deferred income taxes	(578)	(2,576)
Deferred compensation and stock compensation	1,977	1,476
Changes in assets and liabilities:
Receivables	(40,906)	(15,757)
Inventories	20,122	18,472
Income tax payable (receivable)	6,235	9,543
Other current assets	(10,083)	(1,160)
Other long-term assets, net	145	(382)
Accounts payable	4,662	11,442
Accrued compensation costs	(4,923)	(3,451)

Accrued expenses	13,037	5,839

Net cash provided by operating activities	9,429	40,536

Cash flows from investing activities:
Acquisition of certain assets of Timothy’s Coffee of the World Inc.	(154,742)	—
Capital expenditures for fixed assets	(23,701)	(10,124)
Proceeds from disposal of fixed assets	145	17

Net cash used for investing activities	(178,298)	(10,107)

Cash flows from financing activities:
Net change in revolving line of credit	—	(33,500)
Proceeds from issuance of common stock	384	1,876
Excess tax benefits from equity-based compensation plans	1,124	2,874
Capital lease obligations	(8)	(8)
Repayment of long-term debt	(1,250)	—

Net cash provided by (used for) financing activities	250	(28,758)

Net increase (decrease) in cash and cash equivalents	(168,619)	1,671
Cash and cash equivalents at beginning of period	241,811	804

Cash and cash equivalents at end of period	$73,192	$2,475

Fixed asset purchases included in accounts payable and not disbursed at the end of each period:	$8,350	$417

Noncash financing activity:
Debt assumed in conjunction with acquisition of certain assets of Timothy’s Coffee of the World Inc.	$1,532	$—

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